EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Deltic Timber Corporation

El Dorado, Arkansas

We consent to the inclusion of our report dated January 27, 2009, with respect to the financial statements of Del-Tin Fiber, L.L.C. as of and for the fiscal years ending January 3, 2009 and December 29, 2007.

/s/ Frost PLLC

Little Rock, Arkansas
March 6, 2009